April 27, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Robeco Boston
Partners Large Cap Value Fund, Robeco Boston Partners Mid
Cap Value Fund, Robeco Boston Partners Small Cap Value
Fund II, Robeco Boston Partners Long/Short Equity Fund,
Robeco Boston Partners All-Cap Value Fund, Robeco WPG
Large Cap Growth Fund, Robeco WPG Core Bond Fund and
Robeco WPG Tudor Fund, separately managed portfolios of The RBB Fund, Inc., (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 77K of Form N-SAR, dated April 27, 2007.
We agree with the statements concerning our Firm in such
Item 77K.

Very truly yours,
/s/PricewaterhouseCoopers LLP